Filed Pursuant to Rule 424(b)(3)
                                                    Registration No. 333-90742

          Prospectus Supplement to Prospectus dated September 11, 2002
                              24,809,338 Shares
                      Casual Male Retail Group, Inc.
                               Common Stock

This prospectus supplement updates the prospectus dated September 11, 2002, as supplemented prior to the date hereof, relating to the offer for sale of up to an aggregate of 24,809,338 shares of common stock of Casual Male Retail Group, Inc. by the selling stockholders identified in the prospectus, as supplemented, and this prospectus supplement, and any of their pledgees, donees, transferees or other successors in interest.

We are providing this prospectus supplement to update the table in the prospectus under the caption "Selling Stockholders" to reflect a transfer of securities from Jewelcor Management, Inc. to OTA, LLC. The amounts set forth below are based upon information provided to us by the selling stockholders (or their representatives), or on our records, and are accurate to the best of our knowledge. Unless we indicate otherwise, the information in this prospectus supplement is as of January 16, 2007.

                                                                   Percentage of
                                                                   outstanding
                                                                   shares owned
             Number of shares  Number of shares Number of shares   subsequent
    Selling  owned prior to    of offered       owned subsequent   to the
Stockholder  the offering      common stock     to the offering(1) offering (2)
-----------  ----------------  ---------------- ------------------ ------------
Jewelcor
Management,
Inc.                N/A               N/A                 N/A          N/A
OTA, LLC (3)    297,059           147,059             150,000            *
_____________________
*	Less than 1%.

(1)	Assumes that the selling stockholders will sell all of their shares of common stock subject to sale pursuant to this prospectus and prospectus supplement. We cannot assure you that the selling stockholders will sell all or any of their shares of common stock.

(2)	Percentage ownership is based on 39,305,676 shares of common stock outstanding as of January 16, 2007, plus securities deemed to be outstanding with respect to individual stockholders pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.

(3)	Ira M. Leventhal, a U.S. person, has voting and dispositive
authority with respect to these securities.

This prospectus supplement is not complete without the prospectus dated September 11, 2002, and we have not authorized anyone to deliver or use this prospectus supplement without the prospectus.


The date of this prospectus supplement is January 19, 2007.